[Jenkins & Gilchrist letterhead]

May 19, 2006

VIA HAND DELIVERY

Mr. R. Keith Long

Chairman of the Board

Financial Industries Corporation

6500 River Place Boulevard, Building One

Austin, Texas 78730

Re:	Written Request for Shareholder Meeting

Dear Mr. Long:

This law firm represents T. David Porter, a shareholder of Financial Industries Corporation ("FIC"), in connection with the above-described matter.

As you know, the bylaws provide that an annual meeting of the shareholders shall be held every year on the fourth Tuesday in April at which the shareholders shall elect a board of directors. No such meeting has taken place since mid-2003.

Consequently, under the Texas Business Corporation Act, Article 2.24(B), Mr. Porter hereby submits this written request that FIC convene an annual meeting of the shareholders for the election of directors as soon as possible. Mr. Porter further requests that a copy of the list of shareholders dated as of the record date for the meeting be forwarded to him immediately following the record date.

In view of the Company's prior public refusal to call a meeting in response to another shareholder's request, we ask for your response by Friday, May 26, 2005. Please be advised that we are prepared to pursue all available remedies if the Board refuses to convene a meeting of the shareholders in compliance with Article 2.24(B).

I appreciate your prompt attention to this matter.

Sincerely,

/s/ J. Rowland Cook

J. Rowland Cook

cc:	Ms. Jennifer Robinson (via hand delivery)
(Financial Industries Corporation)